UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

In connection with our periodic review of goodwill, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, on February 9, 2006, management and our audit committee concluded that we will record a non-cash accounting charge during three months ended December 31, 2005. This impairment charge relates to the $85.6 million of goodwill recorded on December 16, 2004 as part of the acquisition of Epoch Biosciences, Inc. (“Epoch”). A significant factor that gave rise to the large goodwill balance for the acquisition of Epoch was related to an increase in our stock price. Between the signing date (September 7, 2004) and the closing date of the acquisition (December 16, 2004), the stock based valuation of the transaction increased by approximately $35 million due solely to the change in our stock price during the period. SFAS No. 141 “Business Combinations” required us to expectations.

At this time we have not determined the amount of the anticipated impairment charge; however, preliminary analysis indicates the non-cash accounting charge will likely be between $50 million - $60 million. Final reported results could differ from these estimates. While we plan on taking a material accounting charge we do not anticipate making any significant changes to the operations of our Epoch reporting unit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date:	February 13, 2006	By:	/s/ Robert Saltmarsh
		Name:	Robert Saltmarsh
		Title:	Chief Financial Officer